Exhibit 10.50

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Harry N. Pefanis

This First Amendment to Amended and Restated Employment Agreement (the “Amendment”) is made as of the 4th day of December between Plains All American GP LLC, a Delaware limited liability company (the “Company”) and Harry N. Pefanis (“Employee”).

WHEREAS, on June 30, 2001, the Company and Employee entered into that certain Amended and Restated Employment Agreement (the “Agreement”); and

WHEREAS, the Company and Employee desire to amend the Agreement to comply with certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee do hereby agree as follows:

1.             Section 7(f) of the Agreement is hereby amended by adding the following sentence at the end thereof:

“As used in this Agreement, a termination of the Employee’s employment means a “separation from service,” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).”

2.             Section 8(a) of the Agreement is hereby amended by adding the following sentence at the end thereof:

“Such death benefit shall be paid as soon as reasonably practical and in all events by the end of the year of the Employee’s death or, if later, within 2½ months following his date of death.”

3.             Section 8(b) of the Agreement is hereby amended to read in full as follows:

“(b)        During any period that the Employee fails to perform his duties hereunder as a result of disability (as defined in Section 409A of the Code) the Employee shall continue to receive his full Base Salary at the rate then in effect prior to the date of such disability until the Date of Termination if the Employee’s employment is terminated pursuant to Section 7(b) hereof.”

4.             Section 8(g) of the Agreement is hereby amended by adding the following sentence at the end thereof:

“In all events, the Company’s reimbursement of the Employee for payment of such excise tax shall be made as soon as practicable following its payment and in no event later than ten days following the date the Employee remits such excise tax to the proper governmental agency.”

5.             Section 9(a) of the Agreement is hereby amended by replacing the second sentence thereof with the following:

“Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall constitute a Good Reason event under Section 7(d).”

6.             Other than as amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:

PLAINS ALL AMERICAN GP LLC

By:	/s/ Tim Moore
Name:	Tim Moore
Title:	Vice President

EMPLOYEE:

/s/ Harry N. Pefanis
Harry N. Pefanis